UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Schermer, Gregory P.
   c/o LEE ENTERPRISES, INCORPORATED
   400 Putnam Bldg.
   215 N. Main Street
   Davenport, IA  52801-1924
   USA
2. Issuer Name and Ticker or Trading Symbol
   Lee Enterprises, Incorporated
   LEE ENT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   9/29/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other
   (specify below)
   Vice President - Interactive Media
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person
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
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |9/29/0|M   | |1,750             |A  |$28.875    |                   |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/29/0|F   | |711               |D  |$28.875    |                   |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/29/0|D   | |1,039             |D  |$28.875    |196,992            |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |55,010             |I     |By Trust                   |
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Common Stock               |      |    | |                  |   |           |2,000              |I     |By Son in Trust            |
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Class B Common Stock       |      |    | |                  |   |           |512,770            |D     |                           |
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Class B Common Stock       |      |    | |                  |   |           |6,000              |I     |By Spouse                  |
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Class B Common Stock       |      |    | |                  |   |           |6,000              |I     |By Son in Trust            |
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Class B Common Stock       |      |    | |                  |   |           |4,000              |I     |By Daughter in Trust       |
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Class B Common Stock       |      |    | |                  |   |           |55,010             |I     |By Trust                   |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Stock Options (Right t|$11     |9/29/|M   | |1,750      |D  |*    |11/8/|Common Stock|1,750  |       | 0          |D  |            |
o Buy)                |        |00   |    | |           |   |     |00   |            |       |       |            |   |            |
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Stock Options (Right t|$11     |     |    | |           |   |*    |11/20|Common Stock|1,200  |       |1,200       |D  |            |
o Buy)                |        |     |    | |           |   |     |/01  |            |       |       |            |   |            |
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Stock Options (Right t|$15.5625|     |    | |           |   |*    |11/18|Common Stock|1,252  |       |1,252       |D  |            |
o Buy)                |        |     |    | |           |   |     |/02  |            |       |       |            |   |            |
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Stock Options (Right t|$16     |     |    | |           |   |*    |11/3/|Common Stock|450    |       |450         |D  |            |
o Buy)                |        |     |    | |           |   |     |03   |            |       |       |            |   |            |
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Stock Options (Right t|$16.6250|     |    | |           |   |*    |10/31|Common Stock|870    |       |870         |D  |            |
o Buy)                |        |     |    | |           |   |     |/04  |            |       |       |            |   |            |
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Stock Options (Right t|$19.8125|     |    | |           |   |*    |11/1/|Common Stock|1,800  |       |1,800       |D  |            |
o Buy)                |        |     |    | |           |   |     |05   |            |       |       |            |   |            |
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Stock Options (Right t|$21.50  |     |    | |           |   |*    |10/27|Common Stock|1,200  |       |1,200       |D  |            |
o Buy)                |        |     |    | |           |   |     |/06  |            |       |       |            |   |            |
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Stock Options (Right t|$26 5/8 |     |    | |           |   |*    |11/3/|Common Stock|1,400  |       |1,400       |D  |            |
o Buy)                |        |     |    | |           |   |     |07   |            |       |       |            |   |            |
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Stock Options (Right t|$27.188 |     |    | |           |   |*    |11/15|Common Stock|4,000  |       |4,000       |D  |            |
o Buy)                |        |     |    | |           |   |     |/08  |            |       |       |            |   |            |
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Stock Options (Right t|$29.938 |     |    | |           |   |*    |11/9/|Common Stock|7,500  |       |7,500       |D  |            |
o Buy)                |        |     |    | |           |   |     |09   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
*These securities become exercisable as follows: 30% upon the first anniversary date of the grant; 60% upon the
second anniversary date of the grant; and 100% upon the third anniversary of the grant.
SIGNATURE OF REPORTING PERSON
/s/ Gregory P. Schermer